Exhibit 99.1

News Release	Contact:
	Media:	Sarah Robson + 44 2031 247 452 Email: sarah.robson@willis.com
	Investors:	Peter Poillon +1 212 915 8084 Email: Peter.Poillon@willis.com

Willis Extends Call Option on Acquisition of Gras Savoye

Move adjusts timeline for Willis’s option to assume full control of leading French broker to 2016

New York, April 16, 2013 – Willis Group Holdings (NYSE: WSH), the global risk advisor, insurance and reinsurance broker, today announced that it has extended by one year the exercise date of its call option to acquire full ownership of Gras Savoye, the leading French insurance broker, from 2015 to 2016. The amendment to the Shareholders’ Agreement sets forth a formula for the final purchase price based on measures of Gras Savoye’s financial performance in 2014 and 2015.

Willis currently owns approximately 30 percent of Gras Savoye, as does the private equity firm Astorg Partners and the original family shareholders. The previous Shareholders’ Agreement provided a call option for Willis to acquire full ownership of the company in 2015. The amended Agreement, signed on April 15, 2013, extends the exercise date of the call option by one year to June 2016, providing additional time both for Gras Savoye’s new management team to complete its restructuring and also for all parties to plan for the proposed transition in 2016.

“This amendment is good for Gras Savoye and good for Willis and our shareholders,” said Willis Group CEO Dominic Casserley. “Gras Savoye presents an excellent growth opportunity for Willis. Besides being the number one broker in France, it has a significant footprint in the fast-growing markets of Eastern Europe, Africa, the Middle East and Asia. This amendment provides Gras Savoye with a longer horizon to execute their restructuring and gives Willis the ability to observe and be sure of their performance and more time to plan to take advantage of the potential of an expanded presence,” Casserley added.

Gras Savoye has been an Associate company of Willis since 1997. Under the amendment, Willis is required to notify the other Gras Savoye shareholders prior to May 2015 whether it intends to exercise the call option. The final purchase price of the call option is calculated using a formula for determining the enterprise and equity value of Gras Savoye in 2016 based on the company’s 2014 and 2015 financial results.

Wills Capital Markets & Advisory served as exclusive financial advisor to Willis on the transaction.

About Willis

Willis Group Holdings plc is a leading global risk advisor, insurance and reinsurance broker. With roots dating to 1828, Willis operates today on every continent with more than 17,000 employees in over 400 offices. Willis offers its clients superior expertise, teamwork, innovation and market-leading products and professional services in risk management and transfer. Our experts rank among the world’s leading authorities on analytics, modelling and mitigation strategies at the intersection of global commerce and extreme events. Find more information at our website, www.willis.com, our leadership journal, Resilience, or our up-to-the-minute blog on breaking news, WillisWire. Across geographies, industries and specialisms, Willis provides its local and multinational clients with resilience for a risky world.